Exhibit 10(ww)

FIRST PROFESSIONALS INSURANCE COMPANY, INC. NET ACCOUNT QUOTA SHARE REINSURANCE AGREEMENT AMENDMENT NO. 1 TO THE 2002 FINAL PLACEMENT SLIP

COMPANY:	First Professionals Insurance Company, Inc. A Florida corporation.

EFFECTIVE:	July 1, 2002, 12:01 a.m. standard time (as set forth in the Company’s policies), to July 1, 2003, 12:01 a.m. standard time, as respects claims made on and after July 1, 2002, 12:01 a.m. standard time, under:

Section A:
Policies written and policies renewed on and after January 1, 2002, 12:01 a.m. standard time, and in force at July 1, 2002, 12:01 a.m. standard time; and

Section B:
Policies written and policies renewed from July 1, 2002, 12:01 a.m. standard time, to July 1, 2003, 12:01 a.m. standard time.

At expiration, the Reinsurer’s liability for each policy in force at the Agreement expiration date, including any liability under Extended Reporting Endorsements, will be run off until the policy’s cancellation, natural expiration, or next anniversary date, whichever first occurs, but in no event for longer than 12 months plus any extended reporting period.

IT IS HEREBY NOTED AND AGREED THAT THIS AGREEMENT IS AMENDED AS BELOW EFFECTIVE APRIL 1, 2003:

1) EFFECTIVE: July 1, 2002, 12:01 a.m. standard time (as set forth in the Company’s policies), to January 1, 2005, 12:01 a.m. standard time, as respects claims made on and after July 1, 2002, 12:01 a.m. standard time, under:
Section A:
Policies written and policies renewed on and after January 1, 2002, 12:01 a.m. standard time, and in force at July 1, 2002, 12:01 a.m. standard time; and

Section B:
Policies written and policies renewed from July 1, 2002, 12:01 a.m. standard time, to April 1, 2003, 12:01 a.m. standard time.

Section C:
Policies written and policies renewed from April 1, 2003, 12:01 a.m. standard time, to January 1, 2005, 12:01 a.m. standard time.

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At expiration, the Reinsurer’s liability for each policy in force at the Agreement expiration date, including any liability under Extended Reporting Endorsements, will be run off until the policy’s cancellation, natural expiration, or next anniversary date, whichever first occurs, but in no event for longer than 12 months plus any extended reporting period.

2) The LOSS CORRIDOR will not apply to Section C.

3) CEDING COMMISSION:
Section A and B
Remains unchanged
Section C
The Reinsurer will allow the Company a provisional ceding commission of 28.50% of gross ceded premium at a loss ratio of 78.00%, to be increased by .75% for every 1.00% decrease in the loss ratio to a maximum ceding commission of 35.00% at 69.33% loss ratio, or decreasing by 1.00% for every 1.00% increase in the loss ratio to a minimum ceding commission of 20.00% at 86.5% loss ratio.

In the event of commission adjustment downwards, the Company will pay into the Funds Withheld Account the commission adjustment with applicable interest from inception date of this Agreement.

In the event of commission adjustment upwards, the Reinsurer will allow the Company to debit the Funds Withheld Account the commission adjustment plus all applicable interest from the date the applicable premiums were paid into the Funds Withheld Account.

4) CANCELLATION (Newly added Provision):
(i) On or after January 1, 2004, 12:01 a.m. standard time, the Company will have the option to cancel this Agreement with 30 days, or less if mutually agreed, notice of cancellation in writing.
(ii) If, at any time, the Company’s base rates are reduced by 5% or more, the Reinsurers will have the option to cancel this Agreement as of the effective date of such base rate change.

5) RETENTION AND LIMIT:
The Company will cede and the Reinsurer will accept:
Section A
A 100% quota share participation of the Company’s net retained liability for loss on Section A policies.
Section B
A 50% quota share participation of the Company’s net retained liability for loss on Section B policies.
Section C
A 50% quota share participation of the Company’s net retained liability for loss on Section C policies. However, on or after January 1, 2004, the Reinsurer will allow the Company to reduce the Quota Share Cession with 30 days, or less if mutually agreed, written notice to Reinsurer.
The Company’s net retained liability as respects loss will be subject to a maximum limit of $500,000 any one claim made, any one insured, or so deemed; the Company’s liability for loss expense will be pro rata and in addition to its liability for loss.

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6) MAXIMUM CESSION LIMIT:
Section A and B
The maximum amount of gross premium the Company may cede to the Reinsurers hereunder under Section A and B is restated as $125,000,000.

Section C
The maximum amount of gross premium the Company may cede to the Reinsurers hereunder under this Section C will be $175,000,000.

7) MAINTENANCE FEE:
The applicable period is amended from July 1, 2007, to December 31, 2008.

8) REINSURANCE PREMIUM:
The Company will cede to the Reinsurers their proportionate share of the gross unearned premium as at June 30, 2002, for Section A policies. Additionally, the Company will cede to the Reinsurers their proportionate share of the gross net written premium on all Section B and C policies.

9) RESERVE AND FUNDING:
Amended as per the attached.

10) AGGREGATE ECONOMIC LOSS LIMIT:
For purpose of calculation of the Aggregate Economic Loss Limit, there will be two separate periods. First period will be Section A and B together and second period will be Section C

All other terms and conditions remained unchanged.

Assuming that you find everything in order, please indicate your acceptance and approval by signing and returning this Final Placement Slip to Aon Re Inc., 199 Fremont Street, Suite 1200, San Francisco, California 94105.

ACCEPTED &
APPROVED:___________________________________________________________

REFERENCE
NUMBER:_____________________________________ DATED:_________________

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RESERVES AND FUNDING

(This Article is applicable only to Reinsurers that cannot qualify for credit by each governmental authority having jurisdiction over the Company’s reserves.)

As regards policies issued by the Company coming within the scope of this Agreement, the Company agrees that, when it files with the insurance department or sets up on its books reserves for:

A.	Losses (including loss and loss expense paid by the Company but not recovered from the Reinsurers, loss and loss expense reported and outstanding, and an allowance for IBNR as carried on the Company’s books); and
B.	Unearned premium;

which it is required by law to set up, it will forward to the Reinsurers a statement showing the proportion of such reserves applicable to them. The Reinsurers hereby agree that they will fund such reserves (but only to the extent such reserves exceed the Funds Withheld Account Balance and always subject to the Reinsurers’ Loss Cap) by cash advances, trust agreements, escrow accounts for the benefit of the Company, letters of credit, or a combination thereof. The Reinsurers will have the option of determining the method of funding referred to above, provided it is acceptable to the Company and the applicable regulatory authorities. Notwithstanding the foregoing, if a Reinsurer’s rating by A. M. Best falls to Aor below, the amount of funding pursuant to this Article will also include the difference between the funding already required above, and the Aggregate Economic Loss Limit.

If a Reinsurer’s choice of funding is or includes a letter of credit, it will apply for and secure delivery to the Company of a clean, irrevocable, unconditional letter of credit, dated on or before December 31 of the year in which the request is made, issued by a member of the Federal Reserve System or any other bank approved for use by the NAIC Securities Valuation Office, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to that Reinsurer’s proportion of said reserves. The letter of credit will be issued for a period of not less than one year, and will be automatically extended for one year from its date of expiration or any future expiration date unless 30 days prior to any expiration date the issuing bank notifies the Company by registered mail that the issuing bank elects not to consider the letter of credit extended for any additional period. An issuing bank, not a member of the Federal Reserve System or not chartered in the state of domicile of the Company, will provide 60 days notice to the Company prior to any expiration in the event of nonextension.

Notwithstanding any other provisions of this Agreement, the Company or its court-appointed successor in interest may draw upon the cash advances, trust agreements, escrow accounts and/or letters of credit at any time without diminution because of the insolvency of the Company or of any Reinsurer for one or more of the following purposes only:

A.	To reimburse the Company for the Reinsurer’s share of unearned premium on policies reinsured hereunder on account of cancellations of such policies.
B.	To pay the Reinsurer’s share or to reimburse the Company for the Reinsurer’s share of any loss reinsured by this Agreement, which has not been otherwise paid.
C.	To make refund of any sum in excess of the actual amount required to pay the Reinsurer’s share of any liability reinsured by this Agreement.
In the event of nonextension of letters of credit as provided for above, to establish deposits of the Reinsurer’s share of reserves for losses and/or unearned premium under this Agreement.

The issuing bank will have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

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At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company will prepare and forward to the Reinsurers a statement to reflect the Reinsurers’ share of reserves for losses and/or unearned premium. If the statement shows that the Reinsurers’ share of such reserves exceeds the balance available through cash advances, trust agreements, escrow accounts and/or letters of credit as of the statement date, then the Reinsurers will, within 30 days after receipt of notice of such excess, make an adjustment to increase the amount available. If, however, the statement shows that the Reinsurers’ share of such reserves is less than the balance available through the chosen method of funding as of the statement date, then the Company will, within 30 days after receipt of written request from the Reinsurers, release such excess by making the appropriate adjustment.

The cost of any funding required by this Article will be reimbursed by the Company to the Reinsurers in cash at the time such costs are incurred.